Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CNS Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CNS Pharmaceuticals, Inc.

2100 West Loop South, Suite 900

Houston, TX 77027

(800) 946-9185

To the Stockholders of CNS Pharmaceuticals, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of CNS Pharmaceuticals, Inc. on June 28, 2021. The Annual Meeting will begin at 8:00 a.m. local time at the Grand America Hotel, Venezia Garden Salon, 555 S. Main Street, Salt Lake City, UT 84111.

Information regarding each of the matters to be voted on at the Annual Meeting is contained in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. We urge you to read the proxy statement carefully. The proxy statement and proxy card are being mailed to all stockholders of record as of May 14, 2021.

Because it is important that your shares be voted at the Annual Meeting, we urge you to complete, date and sign the enclosed proxy card and return it as promptly as possible in the accompanying envelope, whether or not you plan to attend in person. Even after returning your proxy, if you are a stockholder of record and do attend the meeting and wish to vote your shares in person, you still may do so.

We intend to hold our Annual Meeting in person and we look forward to seeing you on June 28, 2021. However, due to the uncertainties surrounding the impact of the coronavirus (COVID-19), it may not be possible or advisable to hold our Annual Meeting in person and we are planning for the possibility that the Annual Meeting may be held by means of remote communication. If we decide to take such step, we will announce the decision to do so in advance of the Annual Meeting. If we elect to hold our Annual Meeting by remote communication, details on how to participate will be issued by press release, posted on our website at http://ir.cnspharma.com and filed with the U.S. Securities and Exchange Commission as additional proxy material.

Very truly yours,

CNS Pharmaceuticals, Inc.

By:	/s/ John Climaco
John Climaco
Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials

for the Annual Shareholder Meeting to be Held on June 28, 2021:

Electronic Copies of the Proxy Statement and our 2020 Annual Report on Form 10-K are available at

http://www.icommaterials.com/cnsp

CNS Pharmaceuticals, Inc.

2100 West Loop South, Suite 900

Houston, TX 77027

(800) 946-9185

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 28, 2021

TO THE STOCKHOLDERS OF CNS PHARMACEUTICALS, INC.:

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders of CNS Pharmaceuticals, Inc. (the “Company”) will be held at the Grand America Hotel, Venezia Garden Salon, 555 S. Main Street, Salt Lake City, UT 84111, on June 28, 2021 at 8:00 a.m., local time, for the following purposes, as described in the accompanying Proxy Statement:

1.	To elect five Board nominees to the Board of Directors of the Company, each to serve until the 2022 annual meeting of stockholders of the Company or until such person’s successor is qualified and elected.

2.	To ratify the appointment of MaloneBailey, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

3.	To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the Company’s purchase agreement with Lincoln Park Capital Fund, LLC.

Only stockholders of record of the Company at the close of business on May 14, 2021 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A complete list of these stockholders will be open for the examination of any stockholder of record at the Company’s principal executive offices located at 2100 West Loop South, Suite 900, Houston, TX 77027 for a period of ten days prior to the Annual Meeting. The list will also be available for the examination of any stockholder of record present at the Annual Meeting. The Annual Meeting may be adjourned or postponed from time to time without notice other than by announcement at the meeting.

The Company intends to hold the Annual Meeting in person. However, due to the uncertainties surrounding the impact of the coronavirus (COVID-19), it may not be possible or advisable to hold the Annual Meeting in person and the Company is planning for the possibility that the Annual Meeting may be held by means of remote communication. If the Company decides to take such step, it will announce the decision to do so in advance of the Annual Meeting. If the Company elects to hold the Annual Meeting by remote communication, details on how to participate will be issued by press release, posted on the Company’s website at http://ir.cnspharma.com and filed with the U.S. Securities and Exchange Commission as additional proxy material.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,

CNS PHARMACEUTICALS, INC.
/s/ John Climaco
Houston, Texas	John Climaco
June 7, 2021	Chairman of the Board and Chief Executive Officer

TABLE OF CONTENTS

Page

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
WHY DID YOU SEND ME THIS PROXY STATEMENT?	1
WHAT PROPOSALS WILL BE ADDRESSED AT THE ANNUAL MEETING?	1
WHO MAY VOTE ON THESE PROPOSALS?	1
HOW MANY VOTES DO I HAVE?	1
WHY WOULD THE ANNUAL MEETING BE POSTPONED?	1
HOW DO I VOTE BY PROXY?	2
HOW DO I VOTE IN PERSON?	2
MAY I REVOKE MY PROXY?	2
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?	3
ARE THERE ANY RIGHTS OF APPRAISAL?	3
WHO BEARS THE COST OF SOLICITING PROXIES?	3
WHERE ARE CNS’ PRINCIPAL EXECUTIVE OFFICES?	3
HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT CNS?	3
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	4
INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS	5
GOVERNANCE OF THE COMPANY	7
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	10
RELATED PARTY TRANSACTIONS	13
PROPOSAL 1: ELECTION OF DIRECTORS	15
PROPOSAL 2: TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	16
AUDIT COMMITTEE REPORT	17
PROPOSAL 3: APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK PURSUANT TO THE COMPANY’S PURCHASE AGREEMENT WITH LINCOLN PARK CAPITAL FUND, LLC.	18
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K	20
OTHER PROPOSED ACTION	20
HOUSEHOLDING OF PROXY MATERIALS	21
STOCKHOLDER PROPOSALS AND SUBMISSIONS	21

i

CNS PHARMACEUTICALS, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 28, 2021

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of CNS Pharmaceuticals, Inc., a Nevada corporation, for use at the Annual Meeting of CNS Pharmaceuticals’ stockholders to be held at the Grand America Hotel, Venezia Garden Salon, 555 S. Main Street, Salt Lake City, UT 84111, on June 28, 2021 at 8:00 a.m., local time, and at any adjournments or postponements of the Annual Meeting. This proxy statement summarizes the information you need to make an informed vote on the proposals to be considered at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card using the envelope provided. The terms “CNS Pharmaceuticals,” “Company,” “we,” or “our” refer to CNS Pharmaceuticals, Inc.

WHAT PROPOSALS WILL BE ADDRESSED AT THE ANNUAL MEETING?

We will address the following proposals at the Annual Meeting:

1.	To elect five Board nominees to the Board of Directors of the Company, each to serve until the 2022 annual meeting of stockholders of the Company or until such person’s successor is qualified and elected.

2.	To ratify the appointment of MaloneBailey, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

3.	To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the Company’s purchase agreement with Lincoln Park Capital Fund, LLC.

WHO MAY VOTE ON THESE PROPOSALS?

We will send this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about June 7, 2021 to all stockholders as of May 14, 2021 (the “Record Date”). Stockholders who owned shares of our common stock at the close of business on the Record Date are entitled to vote at the Annual Meeting on all matters properly brought before the Annual Meeting.

On the Record Date, we had 25,359,059 shares of issued and outstanding common stock entitled to vote at the Annual Meeting.

HOW MANY VOTES DO I HAVE?

Each share of common stock is entitled to one vote on each matter presented at the Annual Meeting. Cumulative voting is not permitted.

WHY WOULD THE ANNUAL MEETING BE POSTPONED?

The Annual Meeting will be postponed if a quorum is not present on June 28, 2021. The presence in person or by proxy of at least a majority of our common stock outstanding as of the Record Date will constitute a quorum and is required to transact business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

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Abstentions and broker non-votes are treated as shares present or represented at the meeting but are not counted as votes cast. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purposes of determining the existence of a quorum at the Annual Meeting.

HOW DO I VOTE BY PROXY?

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

If you properly fill in your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

1.	FOR the election of the Board’s five nominees to our Board of Directors.

2.	FOR ratification of the appointment of MaloneBailey, LLP as our independent registered public accounting firm for the year ending December 31, 2021.

3.	FOR approval, for purposes of complying with Nasdaq Listing Rule 5635(d), of the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the Company’s purchase agreement with Lincoln Park Capital Fund, LLC.

If any other matters are presented, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

HOW DO I VOTE IN PERSON?

If you plan to attend the Annual Meeting and vote in person on June 28, 2021, or at a later date if the meeting is adjourned or postponed, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney executed by the broker, bank or other nominee that owns the shares of record for your benefit and authorizing you to vote the shares.

MAY I REVOKE MY PROXY?

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in three ways:

1.	You may send in another proxy with a later date.
2.	You may notify us in writing (or if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) at our principal executive offices before the Annual Meeting that you are revoking your proxy.
3.	You may vote in person at the Annual Meeting.

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WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Proposal 1: Election of Directors.

A plurality of the eligible votes cast is required to elect director nominees, and as such, the five nominees who receive the greatest number of “For” votes cast by stockholders, entitled to vote at the meeting, will be elected. A nominee who receives a plurality means he or she has received more “For” votes than any other nominee for the same director’s seat. Broker non-votes will have no effect on this proposal.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm.

The approval of Proposal 2 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal.

Proposal 3: Approval, for purposes of complying with Nasdaq Listing Rule 5635(d), of the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the Company’s purchase agreement with Lincoln Park Capital Fund, LLC.

The approval of Proposal 3 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal.

Other Business That Is Properly Brought Before the Annual Meeting

If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares in its discretion on routine matters. However, absent your instructions, the record holder will not be permitted to vote your shares on a non-routine matter, which are referred to as “broker non-votes”, properly brought before the meeting. Broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal, but will be counted in determining whether there is a quorum present.

ARE THERE ANY RIGHTS OF APPRAISAL?

The Board of Directors is not proposing any action for which the laws of the State of Nevada, our articles of incorporation or our bylaws provide a right of a stockholder to obtain appraisal of or payment for such stockholder’s shares.

WHO BEARS THE COST OF SOLICITING PROXIES?

We will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution.

WHERE ARE CNS’ PRINCIPAL EXECUTIVE OFFICES?

The principal executive offices of CNS Pharmaceuticals are located at 2100 West Loop South, Suite 900, Houston, TX 77027 and our telephone number is (800) 946-9185.

HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT CNS?

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires that we file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, including CNS Pharmaceuticals, that file electronically with the SEC. The SEC’s website address is www.sec.gov. In addition, our filings may be inspected and copied at the public reference facilities of the SEC located at 100 F Street, N.E. Washington, DC 20549.

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STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of May 14, 2021, regarding beneficial ownership of our common stock by:

•	each of our directors;

•	each of our executive officers;

•	all directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o CNS Pharmaceuticals, Inc., 2100 West Loop South, Suite 900, Houston, TX 77027.

Name and address of beneficial owner	Shares beneficially owned	Percentage of Class (1)

John Climaco	1,119,750	4.4%
Christopher S. Downs	217,000	*
Sandra Silberman	118,750 (2)	*
Donald Picker	150,000 (2)	*
Jerzy (George) Gumulka	146,559 (2)	*
Jeffry R. Keyes	146,559 (2)	*
Andrzej Andraczke	146,559 (2)	*
Carl Evans	146,559 (2)	*
Directors and Officers as a group	2,191,736	8.6%
5% or greater shareholders
Waldemar Priebe	9,029,000 (3)	35.6%

_____________________

*	Less than 1%.

(1)	Based on 25,359,059 shares of common stock outstanding as of May 14, 2021.

(2)	Consists solely of options exercisable within 60 days of May 14, 2021.

(3)	Of the amount in the table, 200,000 shares are held by Houston Pharmaceuticals, Inc. Dr. Priebe has voting and dispositive power over the shares held by Houston Pharmaceuticals, Inc.

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INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers as of May 14, 2021. Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Position
John M. Climaco	52	Chairman of the Board and Chief Executive Officer
Christopher S. Downs	43	Chief Financial Officer
Sandra L. Silberman	66	Chief Medical Officer
Donald Picker	75	Chief Science Officer
Jerzy (George) Gumulka	72	Director
Jeffry R. Keyes	48	Director
Andrzej Andraczke	78	Director
Carl Evans	74	Director

Set forth below is biographical information about each of the individuals named in the table above:

John M. Climaco, Esq. – Chief Executive Officer and Director. Mr. Climaco joined CNS in September 2017 as its Chief Executive Officer. Mr. Climaco has served in leadership roles in a variety of healthcare companies. From April 2015 to June 2017 Mr. Climaco served as the Executive Vice-President of Perma-Fix Medical S.A where he managed the development of a novel method to produce Technitium-99. Mr. Climaco also served as President and CEO of Axial Biotech, Inc., a DNA diagnostics company, from January 2003 to January 2013. In the process of taking Axial from inception to product development to commercialization, Mr. Climaco created strategic partnerships with Medtronic, Johnson & Johnson and Smith & Nephew. Mr. Climaco currently serves as a director of several public companies including Moleculin Biotech, Inc., a pharmaceutical company focused on anticancer drug candidates, where he has served since May 2017. Mr. Climaco served on the boards of Digirad, Inc., a leading national provider of imaging services, from May 2012 until April 2020, and Birner Dental Management Services, Inc., a provider of practice management services in the dental industry, since June 2017. Mr. Climaco also served as a director of PDI, Inc., a provider of outsourced commercial services to pharma companies, in 2015, and InfuSystem Holdings, Inc., the largest supplier of infusion services to oncologists in the U.S., from April 2012 to April 2014. Mr. Climaco obtained his Juris Doctorate Degree from the University of California Hastings College of Law in San Francisco, CA in January 2000 and a Bachelor of Philosophy from Middlebury College in Middlebury, VT, in May 1991. Mr. Climaco is active with the State Bar of Utah. We believe Mr. Climaco’s history with our company, coupled with his vast experience with development stage companies and his legal background provides him with the qualifications to serve as our chairman of the board.

Christopher S. Downs, CPA – Chief Financial Officer. Mr. Downs has served as our chief financial officer since the closing of our IPO in November 2019. From March 2018 until September 2019, Mr. Downs served as vice president of finance and treasurer of Innovative Aftermarket Systems, L.P., a privately held provider of finance and insurance solutions. Mr. Downs served as director of finance (from June 2011 to September 2013), vice president and treasurer (October 2013 to August 2016), executive vice president and interim chief financial officer (August 2016 to May 2017), and executive vice president, interim chief financial officer and member of the office of the president (May 2017 to March 2018) for InfuSystem Holdings, Inc., a supplier of infusion services to oncologists in the United States. Mr. Downs spent 10 years in investment banking with various firms including Citigroup. Mr. Downs has also served as a director of Esports Technologies, Inc., a technology company developing and operating platforms focused on esports and competitive gaming, from March 2021. Mr. Downs is a graduate of the United States Military Academy at West Point where he earned his Bachelor of Science. Mr. Downs earned his MBA at Columbia Business School and his Master of Science in Accounting at the University of Houston-Clear Lake. Mr. Downs is a Certified Public Accountant in Utah and Texas.

Sandra L. Silberman, MD PhD – Chief Medical Officer. Dr. Silberman joined CNS in December 2017 and currently serves on a part-time basis. Dr. Silberman has served as chief medical officer for new products of Moleculin Biotech, Inc. since November 2017 on a part-time basis. In 2018, Dr. Silberman became an advisor to WPD Pharmaceuticals in Poland. Dr. Silberman advanced several original, proprietary compounds into Phases I through III during her work with leading biopharmaceutical companies, including Bristol Myers Squibb, AstraZeneca, Imclone and Roche. Dr. Silberman is a Hematologist/Oncologist who earned her B.A., Sc.M. and Ph.D. from the Johns Hopkins University School of Arts and Sciences, School of Public Health and School of Medicine, respectively, and her M.D. from Cornell University Medical College, and then completed both a clinical fellowship in Hematology/Oncology as well as a research fellowship in tumor immunology at the Brigham & Women’ s Hospital and the Dana Farber Cancer Institute in Boston, MA. Dr. Silberman is currently devoting only 45% of her work time to us and provides services as needed to us.

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Donald Picker, PhD - Chief Science Officer. Dr. Picker has served as our part-time chief science officer since June 2019. Dr. Picker has served as the chief scientific officer of Moleculin Biotech, Inc. since August 2017 after serving as its chief operating officer from July 2015 until August 2017 and as its president from January 2016 to August 2017. In 2007, Dr. Picker became the chief executive officer of IntertechBio Corp. From 2006 through 2007, Dr. Picker was the President of Tapestry Pharmaceuticals. From 1998 to 2003, Dr. Picker was CEO of Synergy Pharmaceuticals. Synergy was merged into Callisto Pharmaceuticals where he was vice present of research and development until 2006. In 2018, Dr. Picker became an advisor to WPD Pharmaceuticals in Poland. From 2017 to 2018, Dr. Picker served on our board of directors. Dr. Picker received his B.S. degree from Brooklyn Polytechnic University and his PhD from SUNY Albany in 1975. Dr. Picker is currently devoting only 25% of his work time to us and provides services as needed to us.

Jerzy (George) Gumulka, PhD – Director. Dr. Gumulka joined our board of directors on November 8, 2017. Dr. Gumulka has been retired since 2016. From 2001 until his retirement he served as a Global Technology Manager ASC, a Technology Manager, Special Projects/New Technology Platforms, Kraton Polymers US LLC and a Technical Director of Kraton Polymers do Brasil. Dr. Gumulka served on the Board of Directors of Moleculin LLC from 2010 through 2016. Dr. Gumulka received a PhD from the University of Warsaw, Warsaw, Poland. We believe Dr. Gumulka’s technical knowledge and experience in the field of biochemistry coupled with his vast experience in corporate leadership provides him with the qualifications to serve as a director.

Jeffry R. Keyes – Director. Mr. Keyes joined our board on June 25, 2018. Mr. Keyes is currently the Chief Financial Officer of Custopharm, Inc., a private equity backed developer of generic sterile injectable pharmaceuticals, a role he has held since April 2018. From September 2012 to April 2018, Mr. Keyes was the Chief Financial Officer and Corporate Secretary of Digirad Corporation, a publicly traded healthcare services and medical device company. From August 2011 until September 2012, Mr. Keyes was Corporate Controller of Sapphire Energy, Inc., a venture capital backed start-up renewable energy company. From April 2011 to August 2011, Mr. Keyes was the Corporate Controller of Advanced BioHealing, Inc., a venture backed provider of regenerative medicine solutions, until its sale to Shire, PLC in August 2011. Prior to April 2011 Mr. Keyes held a variety of leadership roles in healthcare and medical device companies in finance, accounting, and M&A support, and he started his career in public accounting. Mr. Keyes earned a B.A. degree in accounting from Western Washington University and is a certified public accountant licensed by the Washington State Board of Accountancy. Mr. Keyes is considered a financial expert under relevant rules of the SEC, the NYSE and NASDAQ. We believe Mr. Keyes’ financial knowledge and experience, which qualify him as an Audit Committee Financial Expert, coupled with his vast experience in corporate leadership provides him with the qualifications to serve as a director.

Andrzej Andraczke – Director. Mr. Andraczke joined our board on July 9, 2018. Mr. Andraczke is currently Chief Executive Officer of Pol-Tex Holdings, LLC, a role he has held since November 2012. He is also currently Chief Technology Officer of Syntech LLC (Ireland), a role he has held since November 2017. From March 2016 to April 2016 Mr. Andraczke served as an expert witness for the International Chamber of Commerce for downhole air hammer drilling of the well in volcanic rocks for a geothermal project in Slovakia. From March 2000 through November 2012 Mr. Andraczke was Vice-President of Pol-Tex Methane. Mr. Andraczke earned a M.Sc. in Engineering from Warsaw Technical University. We believe Mr. Andraczke’s vast experience in corporate leadership provides him with the qualifications to serve as a director.

Carl Evans – Director. Mr. Evans joined our board on July 9, 2018. Mr. Evans has been retired since 2015. From 2011 until his retirement Mr. Evans was Executive Vice President – Exploration for KMD Operating Company, LLC. Prior to 2011, he managed international and domestic oil exploration and production projects for several oil companies, including British Petroleum, Texaco, and Pennzoil. Mr. Evans earned Bachelor of Science degree in Geology from the University of California, Los Angeles. We believe Mr. Evan’s vast experience in corporate leadership provides him with the qualifications to serve as a director.

No director is related to any other director or executive officer of our company or our subsidiaries, and, there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director.

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GOVERNANCE OF THE COMPANY

Our Board of Directors

Our Board of Directors oversees the business affairs of CNS Pharmaceuticals and monitors the performance of management. Pursuant to our Bylaws, the Board of Directors shall consist of no less than one director. Members of the Board of Directors discussed various business matters informally on numerous occasions throughout the year 2020. During 2020 the Board held eleven meetings. In addition to meetings of the full Board of Directors, our Board has established an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. During 2020, these Board committees held an additional ten meetings during the year. Specifically, the breakdown of the committee meetings for 2020 are as follows: six for the Audit Committee, two for the Compensation Committee, and two for the Governance Committee. We believe that such interaction between fellow Board members and with management provided proper oversight of the Company. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and committee meetings of which such director was a member (held during the period for which such director was in office).

Our Board is currently comprised of five members, four of which are independent directors per the NASDAQ Stock Market rules. To date, we believe the size of our Board has been sufficient for a company of our size.

Director Independence

The rules of the Nasdaq Stock Market, or the Nasdaq Rules, require a majority of a listed company’s board of directors to be composed of independent directors. In addition, the Nasdaq Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the Nasdaq Rules, a director will only qualify as an independent director if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq Rules also require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In considering the independence of compensation committee members, the Nasdaq Rules require that our board of directors must consider additional factors relevant to the duties of a compensation committee member, including the source of any compensation we pay to the director and any affiliations with our company.

Our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Mr. Climaco, are independent as defined under the Nasdaq Rules.

Board Committees

We established a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. Our Board of Directors has adopted and approved a charter for each of these standing committees. The charters, which include the functions and responsibilities of each of the committees, can be found in the “Investors - Corporate Governance” section on our web site at www.cnspharma.com.

Audit Committee. The members of the Audit Committee are Mr. Keyes (Chair), Mr. Andraczke and Mr. Evans. Each member of the Audit Committee is independent as defined by the Nasdaq Rules. In addition, each member of the Audit Committee satisfies the additional requirements of the SEC and Nasdaq Rules for audit committee membership, including the additional independence requirements and the financial literacy requirements. The Board has determined that at least one member of the Audit Committee, Mr. Keyes, is an “audit committee financial expert” as defined in the SEC’s rules and regulations. The primary purpose of the Audit Committee is to oversee the quality and integrity of our accounting and financial reporting processes and the audit of our financial statements. The Audit Committee is responsible for selecting, compensating, overseeing and terminating the selection of our independent registered public accounting firm.

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Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Mr. Evans (Chair), Dr. Gumulka, and Mr. Keyes. Each member of the Nominating and Corporate Governance Committee is independent as defined by Nasdaq Rules. The primary functions and responsibilities of the Nominating and Corporate Governance Committee are to: (a) determine the qualifications, qualities, skills, and other expertise required to be a director; (b) identify and screen individuals qualified to become members of the Board; (c) make recommendations to the Board regarding the selection and approval of the nominees for director; and (d) review and assess the adequacy of our corporate governance policies and procedures.

Compensation Committee. The members of the Compensation Committee are Dr. Gumulka (Chair), Mr. Keyes and Mr. Andraczke. Each member of the Compensation Committee is independent as defined by Nasdaq Rules.

The Compensation Committee is responsible for, among other things, reviewing and making recommendations to the Board of Directors with respect to the annual compensation for our Chief Executive Officer. The Compensation Committee also is responsible for reviewing and making recommendations to the Board of Directors the annual compensation and benefits for our other executive officers. The Compensation Committee also, among other things, reviews compensation of the Board, reviews and makes recommendations on all new executive compensation programs that are proposed for adoption and administers the Company’s equity incentive plans. The Compensation Committee is responsible for reviewing director compensation for service on the Board and Board committees at least once a year and to recommend any changes to the Board.

Our Chief Executive Officer reviews the performance of our other executive officers (other than himself) and, based on that review, our Chief Executive Officer makes recommendations to the Compensation Committee about the compensation of executive officers (other than himself). Our Chief Executive Officer does not participate in any deliberations or approvals by the Board or the Compensation Committee with respect to his own compensation.

Board Member Attendance at Annual Meetings

We do not have a formal policy regarding Board attendance at our annual meetings, however, all of our directors are invited to the annual meeting. Due to COVID-19 travel restrictions during 2020, Dr. Gumulka (Chair), Mr. Keyes, Mr. Evans and Mr. Andraczke did not attend our 2020 annual meeting in person.

Board Leadership Structure and Role in Risk Oversight

John Climaco serves as both our Chief Executive Officer and Chairman of the Board. Our Board of Directors has no policy with regard to the separation of the offices of Chairman of the Board and Chief Executive Officer, and believes, given the size of our company, it is appropriate for Mr. Climaco to serve in both roles.

Jeffry Keyes serves as the Lead Independent Director of our Board. As Lead Independent Director, Mr. Keyes is responsible for, among other things,

•	leading executive sessions of the Board’s independent directors;
•	serving as the principal liaison between the Chairman and the independent directors; and
•	approving all information sent to the Board of Directors and approving the agendas for all Board meetings.

Our Board believes that by maintaining a Lead Independent Director position, it has designed a governance structure that best advances our objectives, while maintaining proper checks and balances on senior management, and providing the independent members of the Board with open and transparent communication regarding our strategic planning activities.

Our management is responsible for managing risks in our business, including developing processes to manage and monitor risks. The Board views its role as one of oversight. The Board focuses on understanding management’s risk management systems, the effectiveness of those systems, and the way in which management proactively manages risks. In addition, the Board utilizes the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee to manage risks that arise under each committee’s area of focus.

Nomination of Director Candidates

We receive suggestions for potential director nominees from many sources, including members of the Board, advisors, and stockholders. Any such nominations, together with appropriate biographical information, should be submitted to the Chairperson of the Nominating and Corporate Governance Committee in the manner discussed below. Any candidates submitted by a stockholder or stockholder group are reviewed and considered in the same manner as all other candidates.

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Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Company, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters. Our Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director candidates, but seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and our stockholders. Candidates whose evaluations are favorable are recommended by our Nominating and Corporate Governance Committee to the full Board for consideration. The full Board selects and recommends candidates for nomination as directors for stockholders to consider and vote upon at the annual meeting.

A stockholder wishing to nominate a candidate for election to our Board of Directors at any annual meeting at which the Board of Directors has determined that one or more directors will be elected must submit a written notice of his or her nomination of a candidate to the Chairperson of the Nominating and Corporate Governance Committee (c/o the Corporate Secretary), providing the candidates name, biographical data and other relevant information together with a consent from the nominee. Pursuant to our Bylaws, the submission must be received at our principal executive offices 120 days prior to the anniversary date of the mailing date of our previous year’s proxy statement so as to permit the Board of Directors time to evaluate the qualifications of the nominee.

We have not employed an executive search firm, or paid a fee to any other third party, to locate qualified candidates for director positions.

Stockholder Communications with Directors

Persons wishing to write to our Board of Directors, or to a specified director or committee of the Board, should send correspondence to the Corporate Secretary at 2100 West Loop South, Suite 900, Houston, TX 77027. Electronic submissions of stockholder correspondence will not be accepted.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the stockholders, to the functioning of the Board or to the affairs of CNS. Any correspondence received that is addressed generically to the Board of Directors will be forwarded to the Chairman of the Board.

Anti-Hedging Policy

Our policies prohibit directors, officers and other employees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities without our prior approval.

Code of Ethics

We have adopted a written code of ethics that applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller and any persons performing similar functions. The code of ethics is on the “Investors - Governance - Governance Documents” section of our web site at www.cnspharma.com.We intend to disclose any future amendments to, or waivers from, the code of ethics within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the SEC.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officer Compensation

Our named executive officers for the years ended December 31, 2020 and 2019, which consist of our principal executive officer and our two other most highly compensated executive officers, are: (i) John Climaco, our chairman and chief executive officer; (ii) Chris Downs, our chief financial officer; and (iii) Sandra Silberman, our chief medical officer.

Summary Compensation Table – 2020

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option awards ($) (1)	Nonequity incentive plan compensation ($)	All other compensation ($) (2)	Total ($)
John Climaco,	2020	440,000	–	937,808	195,100	–	1,572,908
Chairman and Chief	2019	213,867	193,600	806,237	–	15,600	1,229,304
Executive Officer

Christopher Downs,	2020	300,000	–	396,299	94,700	–	790,999
Chief Financial Officer (3)	2019	40,000	25,000	1,085,708	–	3,407	1,154,115

Sandra Silberman,	2020	175,000	–	127,058	38,900	–	340,958
Chief Medical Officer	2019	23,333	20,083	229,305	–	–	272,721

_______________________

(1)	Represents the full grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the named executive officer. For a summary of the assumptions made in the valuation of the awards, please see Note 5 to our financial statements as of and for the period ended December 31, 2020 included in our Form 10-K. Option awards for the 2020 calendar year were granted in February 2021.

(2)	Represents reimbursement for health insurance costs.

(3)	Mr. Downs joined our company as chief financial officer in November 2019.

Narrative Disclosure to Summary Compensation Table

We review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the individual executive’s performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short and long-term results that are in the best interests of our stockholders and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then determines the compensation for each executive officer. Our Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our executive officers.

Annual Base Salary

For the 2021 compensation year, the base salaries for Mr. Climaco, Mr. Downs, and Dr. Silberman are $525,000, $340,000, and $200,000, respectively.

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Annual Bonus and Non-Equity Incentive Plan Compensation

We seek to motivate and reward our executives for achievements relative to our corporate goals and objectives for each fiscal year. For the 2021 compensation year, the target bonus for Mr. Climaco, Mr. Downs and Dr. Silberman are 55%, 40%, and 36%, respectively, of their base salary.

The actual performance-based annual bonus paid is calculated by multiplying the executive’s annual base salary, target bonus percentage, the percentage attainment of the corporate goals established by the Board for such year. However, the Compensation Committee is not required to calculate bonuses in this manner and retains discretion in the amounts it awards and the factors it takes into consideration in determining bonus amounts. At the end of the year, the Compensation Committee reviews our performance against our goals and objectives and approves the extent to which we achieved each of our corporate goals and objectives, and, for each named executive officer, the amount of the bonus awarded.

As we completed our IPO in November 2019, for the 2019 compensation year we did not establish formal goals and objectives at the beginning of the year, and bonuses were awarded by our Compensation Committee in their discretion for the contributions of management towards our IPO and the pre-clinical work necessary to establish our supply of Berubicin and preparation for the submission of the Investigative New Drug application to the FDA. These actual bonus amounts are reflected in the "Bonus" column of the Summary Compensation Table above.

For the 2020 compensation year, bonuses were awarded based on our achievement of specified corporate goals, including the clinical trial progress of Berubicin, our ability to add additional candidates to our pipeline, and our ability to maintain sufficient funding. Based on the level of achievement, our Compensation Committee awarded each of our named executive officers approximately 80% of their potential bonuses for 2020. These actual bonus amounts are reflected in the “Non-Equity Incentive Plans” column of the Summary Compensation Table above.

For the 2021 compensation year, bonuses will be awarded based on our achievement of specified corporate goals, including the clinical trial progress of Berubicin, our ability to add additional candidates to our pipeline, and our ability to maintain sufficient funding.

Long-Term Incentives

Each year our Compensation Committee establishes a value for the option grant payable to each of our named executive officers. For the 2020 compensation year, the fair value of the option grants awarded in February 2021 for Mr. Climaco, Mr. Downs and Dr. Silberman were $310,000, $131,000, and $42,000, respectively. We set the option exercise price, and grant date fair value based on the closing price of our common stock on Nasdaq on the date of grant. The shares underlying options typically vest in four equal annual installments.

Employment Agreements

John Climaco

On September 1, 2017, we entered into an employment agreement with John Climaco pursuant to which Mr. Climaco agreed to serve as our Chief Executive Officer commencing on such date for an initial term of three years. On September 1, 2020, we entered into an amendment to the employment agreement. The amendment extends the term of employment under the employment agreement for additional twelve-month periods, unless and until either the Company or Mr. Climaco provides written notice to the other party not less than sixty days before such anniversary date that such party is electing not to extend the term. If the Company provides notice of its election not to extend the term, Mr. Climaco may terminate his employment at any time prior to the expiration of the term by giving written notice to the Company at least thirty days prior to the effective date of termination, and upon the earlier of such effective date of termination or the expiration of the term, Mr. Climaco shall be entitled to receive the same severance benefits as are provided upon a termination of employment by the Company without cause. Pursuant to the amendment, the severance benefits shall be twelve months of Mr. Climaco’s base salary. Such severance payment shall be made in a single lump sum sixty days following the termination, provided that Mr. Climaco has executed and delivered to the Company, and has not revoked a general release of the Company.

Christopher Downs

On September 14, 2019, we entered into an employment agreement with Mr. Christopher Downs pursuant to which Mr. Downs agreed to serve as our Chief Financial Officer commencing on the closing date of our IPO for an initial term of three years. The agreement provided for an initial annual base salary of $300,000, subject to adjustment each year. Under the agreement, Mr. Downs was granted a ten-year option to purchase 300,000 shares at an exercise price per share equal to the public offering price per share of the shares sold in the IPO, or $4.00 per share. The option vests in four equal installments on each of the succeeding four anniversary dates of the option grant, provided Mr. Downs is employed by us on each such vesting date. If Mr. Downs’ employment is terminated at our election without “cause” (as defined in the agreement), or by Mr. Downs for “good reason” (as defined in the agreement), Mr. Downs shall be entitled to receive severance payments equal to six months of Mr. Downs’ base salary. Mr. Downs has agreed not to compete with us until six months after the termination of his employment.

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Other Executive Arrangements

On June 28, 2019, our we entered into employment letters with Drs. Silberman and Picker pursuant to which we agreed to the following compensation terms: (i) Dr. Silberman agreed to commit 50% of her time to our matters in exchange for a base salary, commencing upon the successful closing of the IPO, of $175,000; commencing at the end of 2019, an annual cash bonus target of 28% of her base salary (prorated for any partial years); and a ten-year option to purchase 125,000 shares of common stock with an exercise price of $2.00 per share vesting annually in four equal installments; and (ii) Dr. Picker agreed to commit 25% of his time to our matters in exchange for a base salary, commencing upon the successful closing of the IPO, of $91,000; commencing at the end of 2019, an annual cash bonus target of 36% of his base salary (prorated for any partial years); and a ten-year option to purchase 100,000 shares of common stock with an exercise price of $2.00 per share vesting annually in four equal installments.

Outstanding Equity Awards

The following table sets forth certain information concerning our outstanding options for our named executive officers on December 31, 2020.

Outstanding Equity Awards At Fiscal Year-End – 2020

Option Awards
Name	Grant Date of Equity Award	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
John Climaco	6/28/2019	109,875	329,625	2.00	6/28/2029
Christopher Downs	11/13/2019	75,000	225,000	4.00	11/13/2029
Sandra Silberman	12/22/2017	56,250	18,750	0.045	12/22/2027
	6/28/2019	31,250	93,750	2.00	6/28/2029

___________

(1)	The shares underlying the options vest in equal annual installments over a four-year period (i.e., one-quarter of each grant vests on the first, second, third and fourth anniversary of the grant date).

Director Compensation

The following table sets forth the total compensation earned by our non-employee directors in 2020 (Mr. Climaco did not earn additional compensation during 2020 for his services on the Board, and his compensation is fully reflected in the “—Summary Compensation Table” above):

Name	Fees earned or paid in cash ($)	Option Awards ($) (1)	Total ($)
Jerzy (George) Gumulka	$46,473	$99,998	$146,471
Jeffry R. Keyes	$61,430	$99,998	$161,428
Andrzej Andraczke	$44,752	$99,998	$144,750
Carl Evans	$46,473	$99,998	$146,471

______________

(1)	Represents the full grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the named executive officer. For a summary of the assumptions made in the valuation of the awards, please see Note 5 to our financial statements as of and for the period ended December 31, 2020 included in our Form 10-K. As of December 31, 2020, the aggregate number of shares outstanding under all options to purchase our common stock held by our non-employee directors were: Dr. Gumulka – 146,559 shares; Mr. Keyes – 146,559 shares; Mr. Andraczke – 146,559 shares; Mr. Evans – 146,559 shares. None of our non-employee directors held stock awards other than options as of December 31, 2020.

In March 2020, our compensation committee recommended to our Board and our Board approved the following policy for compensating non-employee members of the Board. Each independent director shall receive annual cash compensation of $35,000. In addition, the chairperson of the Audit Committee, Compensation Committee and Nominating and Governance Committee shall receive an annual compensation of $10,000, $7,000 and $5,000, respectively; the other members of such committees shall receive an annual compensation of $5,000, $3,500 and $3,000, respectively; and the lead independent director shall receive annual compensation of $10,000. In addition, we agreed to pay a one-time make-whole payment to the independent directors as follows: (i) Jeff Keyes - $6,554.79; (ii) Jerzy (George) Gumulka - $3,972.60; (iii) Carl Evans - $3,972.60; and (iv) Andrzej Andraczke - $3,376.71.

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RELATED PARTY TRANSACTIONS

On December 28, 2017, we obtained the rights to a worldwide, exclusive royalty-bearing, license to the chemical compound commonly known as Berubicin from Houston Pharmaceuticals, Inc. (“HPI”) in an agreement we refer to as the HPI License. Dr. Priebe controls HPI. Under the HPI License we obtained the exclusive right to develop certain patented chemical compounds for use in the treatment of cancer anywhere in the world. Our rights pursuant to the HPI License are contingent on us raising at least $7,000,000 within 12 months from the effective date of the HPI License, a date which can be extended by an additional 12 months by the payment of a nominal fee. In the HPI License we agreed to pay HPI: (i) development fees of $750,000 over a three-year period beginning after the $7.0 million raise is complete; (ii) a 2% royalty on net sales; (iii) a $50,000 per year license fee; (iv) milestone payments of $100,000 upon the commencement of a Phase II trial and $1.0 million upon the approval of an NDA for Berubicin; and (v) 200,000 shares of our common stock. Unrelated to this agreement we purchased $385,000 of pharmaceutical products from HPI for use in our clinical trials.

On August 30, 2018, we entered into a sublicense agreement with WPD Pharmaceuticals, Inc., or WPD, pursuant to which we granted WPD an exclusive sublicense, even as to us, for the patent rights we licensed pursuant to the HPI License within the following countries: Poland, Estonia, Latvia, Lithuania, Belarus, Ukraine, Moldova, Romania, Bulgaria, Serbia, Macedonia, Albania, Armenia, Azerbaijan, Georgia, Montenegro, Bosnia, Croatia, Slovenia, Slovakia, Czech Republic, Hungary, Chechnya, Uzbekistan, Kazakhstan, Kyrgyzstan, Tajikistan, Turkmenistan, Greece, Austria, and Russia. The sublicense agreement provides that WPD must use commercially reasonable development efforts to attempt to develop and commercialize licensed products in the above mentioned territories, which means the expenditure of at least $2.0 million on the development, testing, regulatory approval or commercialization of the licensed products during the three year period immediately following the date of the sublicense agreement. In the event that WPD fails to use commercially reasonable development efforts to by the foregoing three-year deadline, we have the right to terminate this sublicense agreement. In consideration for the rights granted under the sublicense agreement, to the extent we are required to make any payments to HPI pursuant to the HPI License as a result of this sublicense agreement, WPD agreed to advance us such payments, and to pay us a royalty equal to 1% of such payments. WPD is a Polish corporation that is majority-owned by an entity controlled by Dr. Priebe.

On August 31, 2018, we entered into a sublicense agreement with Animal Life Sciences, LLC, or ALI, pursuant to which we granted ALI an exclusive sublicense, even as to us, for the patent rights we licensed pursuant to the HPI License solely for the treatment of cancer in non-human animals through any type of administration. In consideration for the rights granted under the sublicense agreement, ALI agreed to issue us membership interests in ALI equal to 1.52% of the outstanding ALI membership interests. As additional consideration for the rights granted, to the extent we are required to make any payments to HPI pursuant to the HPI License as a result of this sublicense agreement, ALI agreed to advance us such payments, and to pay us a royalty equal to 1% of such payments. Dr. Priebe holds 38% of the membership interests of ALI.

On January 29, 2019, we entered into a consulting agreement with WPD. The agreement is for a period of one year, with compensation of $5,000 per month. The consulting services include the full-time services of a technical researcher currently employed by WPD. We paid $30,000 for the first six months upon execution of the agreement.

On March 20, 2020, we entered into a development agreement with WPD, a company founded by Dr. Priebe. Pursuant to the agreement, WPD agreed to use its commercially reasonable efforts in good faith to develop and commercialize certain products that WPD had previously sublicensed, solely in the field of pharmaceutical drug products for the treatment of any viral infection in humans, with a goal of eventual approval of in certain territories consisting of: Germany, Poland, Estonia, Latvia, Lithuania, Belarus, Ukraine, Romania, Armenia, Azerbaijan, Georgia, Slovakia, Czech Republic, Hungary, Uzbekistan, Kazakhstan, Greece, Austria, Russia, Netherlands, Turkey, Belgium, Switzerland, Sweden, Portugal, Norway, Denmark, Ireland, Finland, Luxembourg, Iceland. Pursuant to the agreement, we agreed to pay WPD the following payments: (i) an upfront payment of $225,000 to WPD; and (ii) within thirty days of the verified achievement of the Phase II Milestone, (such verification shall be conducted by an independent third party mutually acceptable to the parties hereto), we will make a payment of $775,000 to WPD. WPD agreed to pay a development fee of 50% of the net sales for any products in the above territories; provided that Poland shall not be included as a territory after WPD receives marketing approval for a product in one-half of the countries included in the agreed upon territories or upon the payment by WPD to us of development fees of $1.0 million. The term of the agreement will expire on the expiration of the sublicense pursuant to which WPD has originally sublicensed the products.

On February 19, 2021, CNS entered into an Investigational Medicinal Product Supply Agreement with WPD. CNS agreed to sell Berubicin drug product to WPD at historical cost of manufacturing without markup so that WPD may conduct the clinical trials contemplated by the sublicense agreement. WPD agreed to pay CNS the following payments: (i) an upfront payment of $131,072.42 upon execution of the agreement, (ii), a payment of $262,144.85 upon final batch release and certification performed by WPD's subcontractor, and (iii) a final payment of $262,144.85 upon Clinical Trial Application acceptance by the relevant regulatory authority.

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Policies and Procedures for Related Party Transactions

Our audit committee charter provides that our audit committee is responsible for reviewing and approving in advance any related party transaction. This will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In determining whether to approve a proposed transaction, our Audit Committee will consider all relevant facts and circumstances including: (i) the materiality and character of the related party’s direct or indirect interest; (ii) the commercial reasonableness of the terms; (iii) the benefit or perceived benefit, or lack thereof, to us; (iv) the opportunity cost of alternate transactions; and (v) the actual or apparent conflict of interest of the related party.

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PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of four members: John Climaco, Jerzy (George) Gumulka, Jeffry R. Keyes, Andrzej Andraczke and Carl Evans. The Nominating and Governance Committee nominated and the Board approved and recommended all of the current members of our Board for re-election. All nominees have consented to being named herein and have indicated their intention to serve as our directors, if elected. The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected. Unless authority to do so is withheld, the persons named as proxies will vote the shares represented by such proxies for the election of the named director nominees. In case any of the nominees becomes unavailable for election to the Board the persons named as proxies will have full discretion and authority to vote or refrain from voting for any other nominees in accordance with their judgment. The Board nominees, if elected, will serve until the next annual meeting of shareholders or until each successor is duly elected and qualified.

Biographical information for our directors is provided above in the section entitled “Information About Directors and Executive Officers.”

Vote Required and Recommendation of the Board of Directors

A plurality of the eligible votes cast is required to elect director nominees, and as such, the five nominees who receive the greatest number of votes cast by stockholders, entitled to vote at the meeting, will be elected. A nominee who receives a plurality means he or she has received more votes than any other nominee for the same director’s seat. Broker non-votes will have no effect on this proposal. The Board recommends that stockholders vote FOR each of the five nominees for election to our Board of Directors.

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PROPOSAL 2:

TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected MaloneBailey LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2021. Our stockholders are being asked to ratify this appointment. In the event that ratification of this selection of auditors is not approved by the stockholders, we will reassess our selection of auditors. Representatives of MaloneBailey LLP are expected to be present at the Annual Meeting, will be available to respond to appropriate questions, and will have the opportunity to make a statement at the Annual Meeting.

Aggregate fees for professional services rendered by MaloneBailey, LLP for their services for the fiscal years ended December 31, 2019 and 2020, respectively, were as follows:

	2019	2020
Audit Fees	$25,000	$48,000
Audit-related fees	19,000	3,000
Tax fees	0	0
All other fees	22,600	0
TOTAL	$66,600	$51,000

Audit Fees

Audit fees represent the aggregate fees billed for professional services rendered by our independent accounting firm for the audit of our annual financial statements, review of financial statements included in our quarterly reports, review of registration statements or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees

Audit-related fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees.

Tax Fees

Tax fees represent the aggregate fees billed for professional services rendered by our principal accountants for tax compliance, tax advice, and tax planning for such years.

All Other Fees

All other fees represent the aggregate fees billed for products and services other than the services reported in the other categories.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee on an annual basis reviews audit and non-audit services performed by the independent auditors. All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the auditors’ independence.

Vote Required and Recommendation of the Board of Directors

The approval of Proposal 2 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal. The Board recommends that stockholders vote FOR the ratification of the appointment of MaloneBailey, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

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AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal control over financial reporting and disclosure controls and procedures. MaloneBailey LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

We have reviewed and discussed with management and MaloneBailey LLP the Company’s audited financial statements. We discussed with MaloneBailey LLP the overall scope and plans of their audit. We met with MaloneBailey LLP, with and without management present, to discuss the results of its examinations, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

With regard to the fiscal year ended December 31, 2020, the Audit Committee (i) reviewed and discussed with management the Company’s audited financial statements as of December 31, 2020, and for the year then ended; (ii) discussed with MaloneBailey LLP the matters required by Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission; (iii) received the written disclosures and the letter from MaloneBailey LLP required by applicable requirements of the PCAOB regarding MaloneBailey LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with MaloneBailey LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the Securities and Exchange Commission.

Jeffry Keyes (Chair)

Andrew Andraczke

Carl Evans

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PROPOSAL 3:

APPROVAL, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(D), OF THE ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK PURSUANT TO THE COMPANY’S PURCHASE AGREEMENT WITH LINCOLN PARK CAPITAL FUND, LLC

General

On September 15, 2020, we entered into a purchase agreement (“Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”) and a registration rights agreement (the “Registration Agreement”) pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $15.0 million worth of our common stock. We are submitting this Proposal 3 to you in order to obtain the requisite stockholder authorization in accordance with The Nasdaq Listing Rules to sell shares of our common stock to Lincoln Park in excess of 20% of our outstanding shares of common stock (as of the date we entered into the LP Purchase Agreement), if we so choose, as more fully described below.

Agreement with Lincoln Park

Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $15.0 million worth of shares of common stock. Such sales of common stock by us, if any, will be subject to certain limitations, and may occur from time to time, at our sole discretion, over the 36-month period commencing on October 6, 2020 (“Commencement Date”) as per the Registration Agreement.

Under the Purchase Agreement, from and after the Commencement Date, on any business day that we select on which the closing sale price of our common stock equals or exceeds $0.25 per share, we may direct Lincoln Park to purchase up to 30,000 shares of our common stock in a “Regular Purchase” on such business day, provided, however, that (i) the Regular Purchase may be increased to up to 50,000 shares of our common stock, provided that the closing sale price of our common stock is not below $2.00 on the purchase date, (ii) the Regular Purchase may be increased to up to 75,000 shares of our common stock, provided that the closing sale price of our common stock is not below $2.50 on the purchase date, (iii) the Regular Purchase may be increased to up to 100,000 shares of our common stock, provided that the closing sale price of our common stock is not below $3.00 on the purchase date, and (iv) the Regular Purchase may be increased to up to 150,000 shares of our common stock, provided that the closing sale price of the shares of our common stock is not below $4.00 on the purchase date (such share amount limitation, the “Regular Purchase Share Limit”). In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $1.0 million. The Regular Purchase Share Limit is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split or other similar transaction; provided, that if after giving effect to such full proportionate adjustment, the adjusted Regular Purchase Share Limit would preclude us from requiring Lincoln Park to purchase shares of our common stock at an aggregate purchase price equal to or greater than $150,000 in any single Regular Purchase, then the Regular Purchase Share Limit will not be fully adjusted, but rather the Regular Purchase Share Limit for such Regular Purchase shall be adjusted as specified in the Purchase Agreement, such that, after giving effect to such adjustment, the Regular Purchase Share Limit will be equal to (or as close as can be derived from such adjustment without exceeding) $150,000.

The purchase price per share for each such Regular Purchase will be equal to the lower of: (i) the lowest sale price for our common stock on the purchase date for such shares of our common stock; and (ii) the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares of our common stock.

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of our common stock that we are then permitted to include in a single Regular Purchase notice, to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of: (i) 30% of the aggregate number of shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, which is defined as the next business day following the purchase date for the corresponding Regular Purchase, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase date we refer to as the Accelerated Purchase Measurement Period; and (ii) 300% of the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

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The purchase price per share for each such Accelerated Purchase will be equal to 95% of the lower of: (i) the volume weighted average price of our common stock during the Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and (ii) the closing sale price of our common stock on the applicable Accelerated Purchase date.

We may also direct Lincoln Park, not later than 1:00 p.m., Eastern time, on a business day on which an Accelerated Purchase has been completed and all of the shares of our common stock to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time on such business day, to purchase an additional amount of our common stock, which we refer to as an Additional Accelerated Purchase, of up to the lesser of: (i) 30% of the aggregate number of shares of our common stock traded during a certain portion of the normal trading hours on such Accelerated Purchase date as determined in accordance with the Purchase Agreement, which period of time we refer to as the Additional Accelerated Purchase Measurement Period; and (ii) 300% of the number of purchase shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase that was completed on such Accelerated Purchase date on which an Additional Accelerated Purchase notice was properly received.

The purchase price per share for each such Additional Accelerated Purchase will be equal to 95% of the lower of: (i) the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date; and (ii) the closing sale price of our common stock on the applicable Additional Accelerated Purchase date.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

In all instances, we may not sell shares of our common stock to Lincoln Park under the Purchase Agreement if it would result in Lincoln Park beneficially owning more than 9.99% of our common stock. There are no upper limits on the price per share that Lincoln Park must pay for shares of common stock.

From the Commencement Date through May 14, 2021, we offered and sold 1,453,926 shares of our common stock pursuant to the Purchase Agreement. These sales resulted in gross proceeds to us of approximately $3.6 million. As of May 14, 2021, shares of our common stock having an aggregate value of approximately $0.8 million remained available for sale under this offering program. We currently intend to use the net proceeds from the sale of securities to Lincoln Park to advance our clinical programs and for general corporate purposes.

Requirement to Seek Stockholder Approval

As a result of our listing on The Nasdaq Capital Market, issuances of our common stock are subject to the Nasdaq Marketplace Rules, including Rule 5635(d), which requires us to obtain stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by us of shares of our common stock (or securities convertible into or exercisable for shares of our common stock) at a price less than the lower of: (i) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average closing price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (the “Nasdaq 20% Rule”).

Under the Nasdaq 20% Rule, in no event may we issue or sell to Lincoln Park under the Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement (which was 3,290,045 shares based on our shares outstanding immediately prior to the execution of the Purchase Agreement) (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of common stock to Lincoln Park under the Purchase Agreement equals or exceeds $2.0776, such that issuances and sales of the common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable NASDAQ rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable NASDAQ rules.

As of May 14, 2021, we had issued 1,655,917 shares of our common stock to Lincoln Park under the Purchase Agreement, leaving 1,634,128 shares of our common stock available for issuance without seeking stockholder approval. However, as of May 14, 2021, shares of our common stock having an aggregate value of approximately $11.4 million remained available for sale under this offering program. Based on the closing sale price of our common stock as reported on The Nasdaq Capital Market on such date, to fully utilize the remaining amount available to us, we would need to issue 6,350,698 shares of common stock to Lincoln Park, which would be in excess of the Nasdaq 20% Rule. Accordingly, in order to be able to sell to Lincoln Park the full amount remaining under the Purchase Agreement, we are seeking stockholder approval to issue greater than 20% of our outstanding shares as of the date we entered into the agreement with Lincoln Park.

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In order to comply with the Nasdaq 20% Rule and to satisfy conditions under the Purchase Agreement, we are seeking stockholder approval to permit issuance of more than 20% of our common stock to Lincoln Park pursuant to the Purchase Agreement.

Effect of Failure to Obtain Stockholder Approval

As of May 14, 2021, we had issued a total of 1,655,917 shares of common stock to Lincoln Park pursuant to the Purchase Agreement. If the stockholders do not approve Proposal 3, we will be unable to issue shares of common stock to Lincoln Park pursuant to the LP Purchase Agreement in excess of the Exchange Cap.

Effect of Approval

Upon obtaining the stockholder approval requested in this Proposal 3, we would no longer be bound by the Nasdaq 20% Rule restriction on issuances of common stock to Lincoln Park. If this Proposal 3 is approved by our stockholders, we would be able to issue more than the original Exchange Cap (or 3,290,045 shares) to Lincoln Park under the Purchase Agreement. The maximum number of shares of common stock that we may issue would fluctuate from time to time based on the price of our common stock. Assuming we received the stockholder approval we are requesting in this Proposal 3, and assuming and the total number of shares issuable under the purchase agreement were issued on May 14, 2021 at the closing price on that date, a total of 6,350,699 additional shares would be issuable to Lincoln Park, which have an approximate value of $11.4 million.

In addition, the additional shares that we could issue to Lincoln Park will result in greater dilution to existing stockholders and may result in a decline in our stock price or greater price volatility.

Each addition share of common stock that would be issuable to Lincoln Park would have the same rights and privileges as each share of our currently authorized common stock.

Vote Required and Recommendation of the Board of Directors

The approval of Proposal 3 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter; provided, however, that the vote of all shares of our common stock issued to Lincoln Park pursuant to the Purchase Agreement will not be counted in determining whether or not Proposal 3 is approved. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal. The Board recommends that stockholders vote FOR the approval, for purposes of complying with Nasdaq Listing Rule 5635(d), of the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the Company’s purchase agreement with Lincoln Park Capital Fund, LLC.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of our 2020 Annual Report on Form 10-K has been mailed concurrently with this proxy statement to stockholders entitled to notice of and to vote at the Annual Meeting, provided that we have not included the exhibits to the Form 10-K. We will provide copies of these exhibits without cost upon request by eligible stockholders. Requests for copies of such exhibits should be mailed to CNS Pharmaceuticals, Inc., 2100 West Loop South, Suite 900, Houston, TX 77027, Attention: Corporate Secretary.

OTHER PROPOSED ACTION

Our Board of Directors does not intend to bring any other matters before the Annual Meeting, nor does it know of any matters which other persons intend to bring before the Annual Meeting. If, however, other matters not mentioned in this proxy statement properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the Board of Directors.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are the Company’s stockholders may be “householding” our proxy materials. A single copy of the proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, please (1) notify your broker, or (2) direct your written request to CNS Pharmaceuticals, Inc., 2100 West Loop South, Suite 900, Houston, TX 77027, Attention: Corporate Secretary. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their brokers. In addition, upon written request to the address set forth above, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy of the documents was delivered.

STOCKHOLDER PROPOSALS AND SUBMISSIONS

In order to be eligible for inclusion in our proxy statement and form of proxy for our 2021 Annual Meeting, a proposal of a stockholder, including the submission of a stockholder nominee for election to our Board of Directors, must be received at our principal executive offices located in Houston, Texas no later than February 7, 2022 (the “Deadline”). For any proposal that a stockholder wishes to propose for consideration at the 2021 Annual Meeting but does not wish to include in the proxy materials for that meeting, our Amended and Restated Bylaws require a notice of the proposal to be delivered not less than 120 days prior to the anniversary of the mailing date of our proxy materials for the preceding annual meeting of stockholders. The notice of the proposal also must comply with the content requirements for such notices set forth in our Amended and Restated Bylaws.

Whether or not you expect to be present at the Annual Meeting, please sign and return the enclosed proxy promptly. Your vote is important. If you are a stockholder of record and attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at any time prior to the vote.

By Order of the Board of Directors CNS PHARMACEUTICALS, INC.

/s/ JOHN CLIMACO
John Climaco
Chairman of the Board and Chief Executive Officer

Houston, Texas

June 7, 2021

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CNS PHARMACEUTICALS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

June 28, 2021

The undersigned stockholder acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated June 7, 2021, and hereby appoints John Climaco and Christopher Downs, or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned's shares of common stock of CNS Pharmaceuticals, Inc. (the “Company”) at the Annual Meeting of Stockholders of the Company to be held at the Grand America Hotel, Venezia Garden Salon, 555 S. Main Street, Salt Lake City, UT 84111, on June 28, 2021 at 8:00 a.m., local time, and at any adjournments or postponements thereof.

1.	☐	For All						The Board of Directors has nominated the following five persons for election as directors of the Company: John Climaco, Jerzy (George) Gumulka, Jeffry R. Keyes, Andrzej Andraczke and Carl Evans. Their term will expire at the 2022 Annual Meeting of Stockholders, or until their successors are duly elected and qualified.
	☐	Withhold All
	☐	For All Except

2.		☐	For	☐	Against	☐	Abstain	To ratify the appointment of Grant Thornton, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

3.		☐	For	☐	Against	☐	Abstain	To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the Company’s purchase agreement with Lincoln Park Capital Fund, LLC.

The board of directors recommends a vote FOR the nominees and proposals above and if no specification is made, the shares will be voted for such nominees and proposals.

Dated _______________________________________	2021

Stockholder's Signature

Stockholder's Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES SET FORTH IN PROPOSAL 1, AND FOR THE PROPOSALS SET FORTH IN ITEM 2 AND 3. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

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